Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), and Brian Markison (“Executive”), effective as of January 23, 2024 (the “Start Date”).

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.

At-Will Employment. Employer hereby employs Executive, and Executive hereby accepts such employment and agrees to perform services for Employer, for the period and on the other terms and subject to the conditions set forth in this Agreement. Employee shall commence employment with the Company on the Start Date. Such employment shall be “at-will” employment. Subject to the terms of this Agreement, the Company may terminate Executive’s employment and this Agreement for any reason at any time, with or without prior notice and with or without Cause (as defined below), but subject to certain terms set forth in Section 9. Similarly, subject to the terms of this Agreement, Executive may terminate his employment at any time, subject to Section 9.

2.	Position.

(a)

From the Start Date through February 29, 2024, Executive shall serve as the Executive Chairman of Lantheus Holdings, Inc. (“Lantheus”) and the Company and as a member of the Board of Directors of Lantheus (the “Board”).

(b)	From and after March 1, 2024, Executive shall serve as the Chief Executive Officer of Lantheus and the Company and shall continue to serve as a member of the Board.

(c)

In such capacities, Executive shall report to the Board, and Executive shall have such duties and responsibilities as are consistent with such titles and positions and/or such other duties and responsibilities as may be assigned from time to time by the Board. If requested, Executive shall serve as an officer or a member of the Board of Directors of any of the Company’s subsidiaries or affiliates without additional compensation. Executive shall be based in-person out of Lantheus’ corporate headquarters.

(d)

Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with the Employee Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement between Executive and the Company (as in effect from time to time, the “NDA”) and the Restrictive Covenant Agreement between Executive and the Company (as in effect from time to time, the “Restrictive Covenant Agreement”).

3.

Base Salary. During Executive’s employment hereunder, the Company shall pay Executive a base salary at the annualized rate of $950,000, payable in regular installments in accordance with the Company’s payment practices from time to time. Executive shall be entitled to annual performance and salary review, and any increase in base salary shall be in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.

Annual Bonus. With respect to each full fiscal year ending during Executive’s employment hereunder, Executive shall be eligible to earn an annual bonus award of one hundred percent (100%) of Executive’s Base Salary (the “Target”) based upon achievement of performance targets established by the Compensation Committee within the first three months of each fiscal year (the “Annual Bonus”). Annual Bonuses, if any, are generally paid in March of the year following the year to which such Annual Bonus relates, by the 15th of that month; provided, that Executive is an active employee in good standing with the Company on such date of payment.

5.	Equity.

(a)

Executive shall be eligible to receive equity awards under the Company’s equity incentive plans offered by the Company from time to time during the term of Executive’s employment, as determined by the Compensation Committee in its sole discretion.

(b)

Subject to approval by the Compensation Committee, Executive shall be granted equity awards under the Lantheus Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”) with an aggregate grant date fair value of $8.5 million, consisting of 50% restricted stock units (“RSUs”) and 50% performance-based restricted stock units (“PSUs”). The RSUs shall vest in equal installments on each of the first three anniversaries of the grant date, and the PSUs, to the extent earned based on performance, shall cliff vest on the third anniversary of the grant date. These RSUs and PSUs will be granted at the same time (and on the same basis) as the annual equity grants made to other similarly situated executives of the Company (i.e., on or around March 1, 2024). The RSUs and PSUs shall also be subject to the provisions of 2015 Equity Incentive Plan and the applicable form of award agreement in all respects.

6.

Employee Benefits. During Executive’s employment hereunder, Executive shall be entitled to participate in the Company’s health, life and disability insurance, and retirement and fringe employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other similarly situated executives of the Company.

7.

Business Expenses. During Executive’s employment hereunder, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.

Relocation Expenses. The Company shall, as partial reimbursement for his relocation expenses associated with obtaining a residence in Massachusetts, provide to Executive $200,000 within thirty days after the Start Date; provided that, if Executive’s employment is terminated by the Company for Cause (as defined below), or if Executive terminates his employment without Good Reason (as defined below), in either case, within twelve months after the Start Date, then Executive will repay to the Company the gross amount of these relocation expenses within thirty days following Executive’s termination date.

9.	Termination of Employment.

(a)	All Terminations. If Executive’s employment is terminated by the Company or Executive for any reason, Executive shall receive the following:

(i)

a lump sum amount equal to any earned, but unpaid, Annual Bonus, if any, for the year prior to the year of termination, less taxes and withholdings, which shall be payable on the sixtieth day following Executive’s termination of employment;

(ii)

a lump sum amount equal to any earned, but unpaid, Base Salary, if any, through the date of Executive’s termination of employment, less taxes and withholdings, which shall be payable with the Company’s first payroll after Executive’s termination of employment; and

(iii)

a lump sum amount equal to any unreimbursed business expenses, if any, pursuant to and in accordance with Section 7, incurred through the date of Executive’s termination of employment (the sum of (i), (ii) and (iii), the “Accrued Obligations”).

(b)

Termination By the Company Without Cause or By the Executive For Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive terminates for Good Reason, then Executive shall receive, in addition to the Accrued Obligations, the following, subject to Section 9(h):

(i)

an amount equal to the sum of (A) one times (1x) the Executive’s annual base salary and (B) a pro-rata portion of Executive’s target annual bonus (prorated based on the percentage of the fiscal year that shall have elapsed through the Separation Date), in each case, as in effect on the Separation Date (or, if a reduction in Executive’s annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction) (the “Severance Payment”); and

(ii)

provided that Executive timely and properly elects to purchase continued healthcare coverage under COBRA, a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earliest of (i) the one-year anniversary of the Separation Date, (ii) the date on which Executive becomes covered under another employer’s health plan or (iii) the expiration of the maximum COBRA continuation coverage period for which Executive is eligible under federal law. For the avoidance of doubt, Executive will be responsible for paying the applicable COBRA premiums directly to the Company’s COBRA administrator (the “COBRA Payment”).

The Severance Payment and COBRA Payment (to the extent payable as described above) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement (as defined below) becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 11(h).

(c)

Termination By the Company Without Cause or By the Executive For Good Reason Following a Change in Control. If, within 3 months before or 12 months after the occurrence of a Change in Control, Executive terminates his employment for Good Reason or the Company terminates Executive’s employment with the Company without Cause, then Executive shall receive the following, in addition to the Accrued Obligations, subject to Section 9(h), in lieu of the payments described in Section 9(b):

(i)

an amount equal to two times (2x) the sum of Executive’s annual base salary and target annual bonus, in each case, as in effect on the Separation Date (or, if a reduction in Executive’s annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction);

(ii)

an aggregate amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date multiplied by twenty four (24) (the sum of (i) and (ii), “Change in Control Severance Payment”); and

(iii)

notwithstanding anything to the contrary in any equity incentive plan or award agreement, any stock options or other equity-based award that Executive holds on the Separation Date, to the extent then-unvested, shall vest in full, with performance-based awards vesting at target, and, in the case of stock options, shall remain exercisable as provided in the equity plan or award agreement under which they were granted.

The Change in Control Severance Payment will be paid in a lump sum on the Company’s first regular payroll date following the date on which the Separation Agreement becomes fully effective and irrevocable, except as described in Section 11(h) below.

(d)

Termination Due to Death or Permanent Disability. Executive’s employment with the Company shall terminate automatically on Executive’s death. In the event of Executive’s Permanent Disability, the Company shall be entitled to terminate his employment.

For purposes of this Agreement, the “Permanent Disability” of Executive shall mean Executive’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of Executive’s position with or without reasonable accommodation, for a period of: (i) 90 consecutive calendar days or (ii) an aggregate of 120 days out of any consecutive 12 month period, and which entitles Executive to receive benefits under a disability plan provided by the Company.

In the event of a termination of employment under this Section 9(d), Executive shall be entitled to following, in addition to the Accrued Obligations and, subject to Section 9(h), a pro rata portion of Executive’s target annual bonus for the year of termination, based on the percentage of the fiscal year that shall have elapsed through the Separation Date, payable in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date).

(e)

Other Terminations. Executive shall not be entitled to the post-termination benefits set forth in Section 9(b), Section 9(c) or Section 9(d) above if his employment with the Company ceases for any reason other than his termination by the Company without Cause, his resignation for Good Reason or his termination as a result of his death or Permanent Disability; it being understood that if Executive’s employment with the Company ceases or terminates for any other reason, he will not be entitled to any severance or post-termination benefits or payments, whether hereunder or pursuant to any policy of the Company, other than the Accrued Obligations; provided, that this Section 9(e) shall not alter Executive’s rights or obligations he may have or be subject to in connection with or with respect to her equity interests in Lantheus, and Executive’s indemnification rights shall continue to be governed in accordance with any Directors and Officers Liability Insurance Policy that the Company may maintain, the Company’s certificate of incorporation or bylaws or similar governing document, and/or any separate indemnification agreement between Executive and the Company or any affiliate.

(f)

Cause Definition. For purposes of this Agreement, “Cause” means (i) material failure by Executive to perform Executive’s employment duties (other than as a consequence of any illness, accident or disability), (ii) continued, willful failure of Executive to carry out any reasonable lawful direction of the Company, (iii) material failure of Executive to comply with any of the applicable rules of the Company contained in its Employee Handbook or any other Company policy, (iv) fraud, willful malfeasance, gross negligence or recklessness of Executive in the performance of employment duties, (v) willful failure of Executive to comply with any of the material terms of this Agreement, (vi) other serious, willful misconduct of Executive which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, (vii) the Company’s legal or regulatory non-compliance that causes material injury to the Company or its reputation and (viii) conviction of a crime (or a pleading of guilty or nolo contendere), other than one which in the opinion of the Board does not affect Executive’s position as an employee of the Company.

(g)

Good Reason Definition. For purposes of this Agreement, “Good Reason” means, without the Executive’s consent (i) a material decrease in Executive’s base salary or failure to pay salary when due; (ii) a material diminution in Executive’s duties or responsibilities (provided, however, that a mere change in Executive’s title or reporting relationship alone shall not constitute “Good Reason”); (iii) the failure of the Company to cause the transferee or successor to all or substantially all of the assets of the Company or line of business to which Executive’s employment principally relates to assume by operation of law or contractually the Company’s obligations hereunder; (iv) the Executive no longer directly reports to the board of directors of the ultimate parent company of the Company after a Change in Control; or (v) the relocation of Executive’s principal work location to a location more than fifty (50) miles from its current location; provided, in each case, that (A) Executive provides written notice to the Company, setting forth in reasonable detail the event giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (B) such event is not cured by the Company within thirty (30) days following its receipt of such written notice, and (C) Executive actually terminates Executive’s employment not later than thirty (30) days following the expiration of such cure period.

(h)

Separation Agreement and General Release. The payments and benefits set forth in Sections 9(b), 9(c) and 9(d) above, except for any payments or benefits required by law, shall be expressly conditioned upon Executive’s (or his estate or legal representatives, in the case of Section 9(d)) execution and delivery to the Company of a Separation Agreement and General Release in a form that is acceptable to the Company (the “Separation Agreement”) and such Separation Agreement becoming irrevocable within sixty (60) days following Executive’s termination of employment. For the avoidance of doubt, the payments and benefits set forth in Sections 9(b), 9(c) and 9(d), except for those required by law, above shall be forfeited if such Separation Agreement has not been executed, delivered and become irrevocable within such sixty (60) day period. Such Separation Agreement shall contain release language substantially similar to the language set forth in Exhibit A attached hereto.

(i)

Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of Lantheus’ subsidiaries or affiliates.

(j)	Beneficial Owner Definition. For purposes of this Agreement, “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(k)	Change in Control Definition. For purposes of this Agreement, “Change in Control” means any of the following:

(i)

Any individual, entity, or organization, including a government or political subdivision, department, or agency of a government (“Person”), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who is the Beneficial Owner of fifty percent (50%) or more of the voting power on the date this Agreement is accepted and agreed to by Executive, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including, without limitation, in a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its subsidiaries, including, without limitation, an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries.

(ii)

Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company or the line of business to which Executive’s employment principally relates (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

(iii)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(l)	Separation Date Definition. For purposes of this Agreement, “Separation Date” means the date Executive’s employment with the Company terminates.

10.

NDA and Restrictive Covenant Agreement. Contemporaneously herewith and as a condition of Executive’s employment pursuant to this Agreement, the Executive has executed the NDA and Restrictive Covenant Agreement, the terms of each of which are incorporated by reference in this Agreement.

11.	Miscellaneous.

(a)

Governing Law. This Agreement (and all claims, controversies or causes of action arising out of, in connection with, or otherwise related to, this Agreement) shall be governed by, construed and interpreted in all respects, in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

(b)

Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral between the Executive and the Company or any of its affiliates with respect to the Executive’s employment (in each case, other than the NDA and Restrictive Covenant Agreement and indemnification agreements between Executive and the Company or its affiliates). For the avoidance of doubt, the director letter agreement between Lantheus and Executive, dated as of June 25, 2015, is hereby terminated, effective as of the Start Date. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)

No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)

Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)

Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor.

(f)

Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

(g)

Dispute Resolution. Except with respect to the NDA and the Restrictive Covenant Agreement (each of which shall be governed by its own terms), any claim, controversy or cause of action arising out of, in connection with, or related to, any provision of this Agreement that cannot be mutually resolved by the parties hereto shall be settled by final, binding and nonappealable arbitration in Boston, Massachusetts, by a single mutually-acceptable arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of American Arbitration Association then in effect. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including attorney’s fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator equally.

(h)	Compliance with Section 409A.

(i)

The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)

If any payment, compensation or other benefit provided to Executive under this Agreement in connection with Executive’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is a specified employee (as defined in Section 409A(a)(2)(B)(i)) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of separation from service, no part of such payments shall be paid before the day that is six months plus one day after the date of separation or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of separation of service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of or following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A).

(iv)

All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v)

For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever this Agreement provides for payment within a time period, the actual date of payment within the specified period shall be within the sole discretion of the Company, provided however that if the period for providing a release set forth in Section 9(h) above spans two calendar years, no payment shall be made until the second calendar year.

(vi)

To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Agreement unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, and if it is not a “change in control event,” payment of the severance described in Section 8(b) of this Agreement shall instead be paid as provided under Section 8(a) of this Agreement (unless the severance, or portion thereof, could be paid earlier without resulting in adverse tax consequences under Section 409A).

(i)

Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

(j)

Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt,

If to the Company:

Lantheus Medical Imaging, Inc.

201 Burlington Road, South Building

Bedford, MA 01730

Attention: Daniel M. Niedzwiecki,

Chief Administrative Officer and General Counsel

Email: daniel.niedzwiecki@lantheus.com

If to Executive:     To Executive’s address on file with the Company

(k)

Executive Representation. Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of her choice, and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(l)

Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement or Executive’s employment.

(m)

Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.	Section 280G.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code pursuant to Section 280G of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Payments to which the Executive is entitled.

(b)

If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 14 shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company. For purposes of reducing the Payments to the Reduced Amount, such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. In all cases, the reduction of Payments shall be implemented in a manner that complies with Section 409A. All other provisions of any agreement embodying the Payments shall remain in full force and effect. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement or otherwise which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement or otherwise could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)

For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 14, (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s), and (iii) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Lantheus Medical Imaging, Inc.

/s/ Daniel M. Niedzwiecki		/s/ Brian Markison
By:	Daniel M. Niedzwiecki	Brian Markison
Title:	Chief Administrative Officer and General Counsel

EXHIBIT A

RELEASE PROVISIONS TO BE INCLUDED

IN SEPARATION AGREEMENT

This RELEASE (this “Release”) dated as of ____________, 20____between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), and Brian Markison (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement effective as of January 23, 2024 (as amended, modified and/or supplemented from time to time, the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company has terminated effective _______ ____, 20_____;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

1.

Executive agrees to and does waive any claims Executive may have for employment by the Company. Executive, on his own behalf and on behalf of Executive’s heirs, estate and beneficiaries, further does hereby release the Company, and in those capacities, any of its affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, investors, employee benefit plans and their administrators, trustees or fiduciaries, insurers of any of those entities, and its and their successors and assigns and others related to those entities (collectively, the “Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of Executive’s employment with the Company, or any act committed or omitted during or after the existence of that employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination, wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees and/or costs, reinstatement or reemployment, and any rights or claims under (in each case, as amended): Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act

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of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by his to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims he may have against the Company and the Released Parties, whether known, unknown or suspected. The Released Parties who are not party to this Release will be third-party beneficiaries of this Section 1 of this Release. FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS EXECUTIVE MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT OR ANY OTHER STATE OR LOCAL LAW AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, BONUSES OR OTHER COMPENSATION OF ANY KIND.

2.

Notwithstanding the generality of the foregoing, nothing in this Release prohibits, prevents, or otherwise limits Executive from reporting a possible violation of federal, state or local law or regulation, filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency or entity (including but not limited, the Equal Employment Opportunity Commission, National Labor Relations Board (“NLRB”), the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General) or in any legislative or judicial proceeding, nor does anything in this Release preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Release limits Executive’s ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity. Nothing in this Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a

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suspected violation of law, or in a sealed filing in court or other proceeding. Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Release is intended to interfere with or restrain Executive from exercising his rights under the National Labor Relations Act, including Executive’s rights under Section 7 to discuss terms and conditions of employment or file a charge with the NLRB.

3.

The Company and Executive acknowledge and agree that the release contained in Section 1 of this Release above does not, and will not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its affiliates (i) if and as applicable, to indemnify Executive for his acts as an officer or director of the Company and/or its affiliates in accordance with their respective charters or bylaws or under an indemnification agreement to which Executive and the Company or any of its affiliates are parties or under any applicable Directors and Officers insurance policies or under any applicable law; or (ii) to Executive and his eligible, participating dependents or beneficiaries under the terms of any existing group welfare (excluding severance) or retirement plan of the Company in which Executive and/or any of those dependents or beneficiaries are participants.

4.

Executive acknowledges and agrees that before entering into this Release, he has had the opportunity to consult with any attorney or other advisor of his choice, and Executive is hereby advised to consult with an attorney. Executive further acknowledges and agrees that by signing this Release, Executive does so of his own free will and act, that it is his intention to be legally bound by its terms, and that no promises or representations have been made to his by any person to induce his to enter into this Release other than the express terms set forth herein. Executive further acknowledges and agrees that Executive has carefully read this Release, knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Section 1 of this Release, and understands that Executive is receiving benefits in exchange for executing this Release that he would not otherwise be entitled to if he did not sign this Release.

5.

Executive acknowledges that he has been provided at least twenty-one (21) days to review the Release. In the event Executive elects to sign this Release prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. Executive further understand that he has seven (7) days after the signing of this Release to revoke this Release by so notifying the Company in writing (at Lantheus Medical Imaging, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: General Counsel), such notice to be received by the Company within the seven (7) day period. This Release shall not become effective or enforceable, and no payments or benefits under Sections 9(b), (c) or (d) of the Employment Agreement, as applicable, shall be made or provided, until this seven (7) day revocation period expires without Executive having revoked this Release.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

Lantheus Medical Imaging, Inc.

[EXHIBIT ONLY / NO SIGNATURE REQUIRED AT THIS TIME]

By:
Name:
Title:

[EXHIBIT ONLY / NO SIGNATURE REQUIRED AT THIS TIME]

Brian Markison

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